Exhibit Sub-Item 77C

The Special Meeting of Stockholders of Stratton Growth Fund, Inc., Stratton Monthly Dividend Shares, Inc. and The Stratton Funds, Inc. was held December 9, 1997 for purposes of considering and acting upon the matters set forth in the Proxy Statement and summarized below. A quorum was represented at each Meeting and the voting results are also set forth below:

Stratton Growth Fund, Inc.

A. Election of Eight Directors:
                                   For          Withhold Authority
  James W. Stratton                1,268,569         5,009
  Lynne M. Cannon                  1,268,030         5,548
  John J. Lombard, Jr.             1,268,569         5,009
  Douglas J. MacMaster, Jr.        1,268,569         5,009
  Henry A. Rentschler              1,268,569         5,009
  Merritt N. Rhoad, Jr.            1,268,249         5,329
  Alexander F. Smith               1,268,403         5,175
  Richard W. Stevens               1,268,569         5,009

B. Selection of Tait, Weller & Baker as the Fund's independent public accountants for the fiscal year ending December 31, 1997:

        For      Against      Abstain
     1,261,022    1,542       11,014


Stratton Monthly Dividend REIT Shares, Inc.

A.    Election of Eight Directors:
                                   For         Withhold Authority
  James W. Stratton                2,324,792        62,858
  Lynne M. Cannon                  2,316,485        71,165
  John J. Lombard, Jr.             2,315,429        72,221
  Douglas J. MacMaster, Jr.        2,306,301        81,349
  Henry A. Rentschler              2,313,337        74,313
  Merritt N. Rhoad, Jr.            2,321,045        66,605
  Alexander F. Smith               2,318,704        68,946
  Richard W. Stevens               2,322,043        65,607

B. Selection of Tait, Weller & Baker as the Fund's independent public accountants for the fiscal year ending December 31, 1997:

        For             Against          Abstain
     2,317,676          17,875           52,099

C. Approval of the change to the industry concentration policy in order that the Fund's concentration will be only in Real Estate Investment
      Trusts:

        For             Against        Abstain        Not Voted
     1,906,702          158,926        57,236        264,786

D. Approval of the change of the name of the Fund from Stratton Monthly Dividend Shares, Inc. to Stratton Monthly Dividend REIT Shares, Inc.:

        For             Against          Abstain
     2,170,552          167,943         49,155




Stratton Small-Cap Yield Fund

A.    Election of Eight Directors:
                                     For         Withhold Authority
  James W. Stratton                  659,468           560
  Lynne M. Cannon                    659,455           573
  John J. Lombard, Jr.               659,288           740
  Douglas J. MacMaster, Jr.          659,436           592
  Henry A. Rentschler                659,267           761
  Merritt N. Rhoad, Jr.              659,255           773
  Alexander F. Smith                 659,423           605
  Richard W. Stevens                 659,288           740

B. Selection of Tait, Weller & Baker as the Fund's independent public accountants for the fiscal year ending December 31, 1997:

        For             Against          Abstain
      658,239           87                1,702